Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights for the Acquiring Fund" and in Sections 4.1(i) and 4.2(h) of "Representations and Warranties" in Appendix A in the Proxy Statement/Prospectus of Security Equity Fund, relating to the reorganization of Large Cap Growth Series, Enhanced Index Series and Social Awareness Series into Select 25 Series and to the incorporation by reference of our report dated November 11, 2005 (except for Note 11, as to which the date is November 18, 2005), with respect to the financial statements and financial highlights of each series of Security Equity Fund in this Registration Statement (Registration No. 333-132032), filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP

Kansas City, Missouri
April 5, 2006